Exhibit 99(a)

ABX Air, Inc.

Reports First Quarter Earnings

of $6.0 Million

WILMINGTON, Ohio—May 3, 2004—ABX Air, Inc. (OTC: ABXA.OB) today reported that for the quarter ended March 31, 2004, revenues were $276.7 million and net earnings were $6.0 million, or $0.10 per diluted share. For the first quarter of 2003, ABX earned $3.7 million, or $0.06 per diluted share on revenues of $310.7 million.

ABX became an independent public company effective August 16, 2003, as a result of the separation from its former parent company, Airborne, Inc. (“Airborne”), which was acquired by DHL Worldwide Express B. V. (“DHL”). Effective at separation, ABX entered into two cost-plus commercial agreements with Airborne/DHL—an aircraft, crew, maintenance and insurance agreement (“ACMI”), and a hub and line-haul services agreement (“Hub Services”). Both contracts generally provide compensation to ABX on a cost-plus basis, with a base mark-up of 1.75% and a potential to earn incremental mark-ups depending on the attainment of contractually specified cost and service goals. The separation from Airborne makes financial comparisons of 2004 results to pre-separation 2003 results difficult for several reasons, including differences in the mark-up available under the two commercial agreements as compared to the mark-up convention used by Airborne pre-separation, the timing of revenue recognition under the two current contracts, and changes in ABX Air’s cost structure which resulted from the separation. These cost structure changes include lower depreciation due to a significant impairment charge incurred at separation, and lower interest and tax expenses.

For the first quarter of 2004, ABX Air’s net earnings of $6.0 million included $4.7 million from its two contracts with Airborne/DHL. The base mark-up of 1.75% of eligible costs was $3.7 million, while the incremental mark-up associated with attainment of cost goals accounted for an additional $1.0 million. Under the two contracts, any incremental mark-up earned during the first three quarters of each fiscal year is based solely on achieving certain cost related goals, with a maximum incremental mark-up of approximately 0.54%. During the first quarter 2004, ABX Air earned 0.46% of incremental mark-up or 85.2% of the maximum available under the two contracts due to higher package volumes, lower maintenance expenses and improved productivity compared to budget.

Total packages handled in the first quarter grew 7.3% to 122.8 million, compared to 114.4 million packages in the first quarter 2003. The increase in packages handled was driven by growth in Airborne/DHL’s ground product, as well as one additional operating day in the first quarter of 2004 compared to the prior year’s first quarter.

Labor related costs comprise a significant portion of ABX’s total operating costs. Excluding flight and aircraft maintenance employees, where labor hours are not directly related to piece volumes processed on behalf of Airborne/DHL, pieces handled per paid hour in the first quarter 2004 improved 7.8% compared to first quarter 2003. Continued focus on running the sort operation efficiently coupled with less severe weather conditions versus 2003 were the primary reasons for the improvement.

“DHL is pleased with our high quality of service,” stated Joe Hete, President and CEO. “ABX Air is committed to be the premier provider to Airborne/DHL. We are working closely with our primary customer to find synergies in the integration of the DHL and Airborne networks while supporting their growth initiatives within the United States.”

The two commercial agreements with Airborne/DHL allow ABX to earn additional incremental mark-up for meeting certain annual service and cost goals. Incremental mark-up earned on the annual goals is only recognized in the fourth quarter. Maximum incremental mark-up available from the annual component of the cost goal is approximately 0.81% of eligible (full year) costs under both commercial agreements. Maximum incremental mark-up available from the annual service goals is 0.25% of costs subject to mark-up under the ACMI agreement and 0.75% of costs eligible for mark-up under the Hub Services agreement. If ABX’s actual service performance for the first quarter of 2004 is sustained for the full year, the Company would earn incremental mark-up of 0.10% of costs subject to mark-up under the ACMI agreement (40% of maximum mark-up), and 0.65% of costs subject to mark-up under the hub services agreement (86.7% maximum mark-up). Actual service performance for the quarter ended March 31, 2004 is not necessarily indicative of full year service performance, and service results during the last nine months of 2004 may improve upon or detract from actual service results through March 31, 2004.

Non-Airborne/DHL revenue totaled $3.4 million in first quarter of 2004, up 17% from $2.9 million in the 2003 period. Pre-tax profits on non-Airborne/DHL business increased by 0.9 million to $1.3 million. Revenues for air charter services, despite the loss of a significant customer in the first quarter of 2003, were equal to the year ago period at improved margins. Late in first quarter of 2003, ABX Air lost a significant charter customer whose ability to pay became compromised. That customer accounted for $951,000 of revenue in the first quarter last year. ABX’s focus on providing maintanence and engineering services to other aircraft operators has yielded an increase in revenues from $47,000 for the first quarter of 2003 to $816,000 for the first quarter of 2004.

“We continue to focus on growing our non-Airborne revenues,” Hete continued, “I am pleased with our progress to date and expect steady growth going forward as we continue to develop relationships with other customers, particularly in air charter and maintenance services areas.”

Outlook

“Airborne/DHL remains our largest customer, and we remain focused on providing them with superior service,” Hete said. “They have made a commitment to growing their presence domestically, and we expect the shipment volumes we handle will grow accordingly. As DHL and Airborne complete the integration of their delivery networks, however, I anticipate that they will seek to eliminate duplicative costs, including those related to their service providers. While the scope of services we provide under the two agreements cannot be reduced for the first year, beginning August 16, 2004, Airborne may terminate ACMI aircraft, add, delete or modify the air routes we operate under the ACMI agreement, as well as add, delete or modify the services we provide under the Hub Services agreement. We are striving to remain Airborne’s preferred service provider by continuing to deliver premium service at a reasonable price.”

“An area of additional focus will be to grow our non-Airborne/DHL revenues by developing and expanding services that build on our strengths and expertise,” Hete continued. “This business generally carries better margins than our core business, and we will continue to build the relationships that will drive that business.”

ABX Air, Inc. is a cargo airline with a fleet of 115 aircraft that operates out of Wilmington, Ohio, and eleven hubs throughout the United States. In addition to providing airlift capacity to Airborne, an indirectly wholly owned subsidiary of DHL Worldwide Express, B.V., ABX Air provides charter and maintenance services to a diverse group of customers. With over 7,000 employees, ABX is the largest employer in a several county area in southwestern Ohio.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. The Company’s actual results may differ materially from the results discussed in the forward-looking statements. There are a number of important factors that could cause actual results of ABX Air, Inc. to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, challenges in operating as a stand-alone company as a result of our separation from Airborne, Inc., our former parent company, which was acquired by DHL Worldwide Express B.V., on August 15, 2003, a significant reduction in the scope of services under our commercial agreements with Airborne, Inc., as well as other risk factors identified from time to time in our periodic filings with the Securities and Exchange Commission. Readers should carefully review this release and should not place undue reliance on our forward-looking statements. These forward-looking statements were based on information, plans and estimates at the date of this release. We undertake no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

ABX AIR, INC.

CONSOLIDATED FINANCIAL RESULTS

(In thousands, except per share data)

	Three Months Ended March 31
	2004	2003
REVENUES	$276,686	$310,697
OPERATING EXPENSES:
Salaries, wages and benefits	120,428	116,563
Purchased line-haul	47,467	40,472
Fuel	42,378	42,104
Maintenance, materials and repairs	27,484	29,728
Depreciation and amortization	9,096	34,382
Landing and ramp	8,356	10,821
Rent	1,606	3,181
Other operating expenses	11,684	22,175

	268,499	299,426

EARNINGS FROM OPERATIONS	8,187	11,271

INTEREST, NET OF INTEREST INCOME	(2,207)	(5,236)

EARNINGS BEFORE INCOME TAXES	5,980	6,035
INCOME TAX EXPENSE	—	(2,360)

NET EARNINGS	$5,980	$3,675

EARNINGS PER SHARE:
Basic earnings per share	$0.10	$0.07

Diluted earnings per share	$0.10	$0.06

WEIGHTED AVERAGE SHARES:
Basic	58,270	52,107

Diluted	58,270	58,521

ABX AIR, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

	March 31 2004	December 31 2003
ASSETS:
Cash	$70,402	$65,741
Accounts Receivable, net	5,121	5,482
Other Current Assets	17,810	18,763

Total Current Assets	93,333	89,986

Property and Equipment, net	333,583	312,803
Other Assets	10,213	10,317

Total Assets	$437,129	$413,106

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities	$131,260	$113,140

Long Term Obligations	241,223	241,300
Stockholders’ Equity	64,646	58,666

Total Liabilities and Stockholders’ Equity	$437,129	$413,106

ABX AIR, INC.

EARNINGS BY CONTRACT SUMMARY

(In thousands)

	For the quarter ended March 31, 2004
	Airborne				Customers
	ACMI	Hub Services	Other Reimbursable	Subtotal	other than Airborne	Total
Revenues:
Base	$120,069	$96,732	$55,474	$272,275	$3,430	$275,705
Incremental markup	465	516	—	981	—	981

Total revenues	120,534	97,248	55,474	273,256	3,430	276,686

Operating expenses	116,556	95,069	54,715	266,340	2,159	268,499
Interest expense	1,448		759	2,207		2,207

Total expense	118,004	95,069	55,474	268,547	2,159	270,706

Earnings	$2,530	$2,179	—	$4,709	$1,271	$5,980